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Exhibit 2.d.4

GLADSTONE INVESTMENT CORPORATION

TRANSFERABLE RIGHTS OFFERING

INSTRUCTIONS AS TO USE OF SUBSCRIPTION CERTIFICATES

Please Consult the Information Agent or Your Bank or Broker, as to Any Questions

        The following instructions relate to a rights offering by Gladstone Investment Corporation, a Delaware corporation (the "Company"), to all holders of record of the Company's common stock at the close of business on March 31, 2008, which we refer to as "Record Date Stockholders," as described in the Company's prospectus dated January 14, 2008, as supplemented by the prospectus supplements dated March 24, 2008 and March 31, 2008, which we refer to collectively as the "Prospectus." Record Date Stockholders, are receiving transferable subscription rights, which we refer to as the "Rights," to subscribe for and purchase shares of the Company's common stock, par value $0.001 per share. Unless defined herein, all capitalized terms have the meanings given in the Prospectus.

        A total of 5,520,033 shares are being offered in this Rights offering. The Rights are transferable and will be listed for trading on the NASDAQ Global Select Market under the symbol "GAINR" during the course of the Rights offering.

        As described in the accompanying Prospectus, each Record Date Stockholder will receive one Right for every three (3) shares of the Company's common stock recorded on the books of the transfer agent as of the Record Date. For every Right held, you will be able to subscribe for one share of common stock. This is your Basic Subscription Right. The Subscription Price per share will be ninety three percent (93%) of the volume-weighted average of the sales prices of our common stock on the NASDAQ Global Select Market for the five (5) consecutive trading days ending on the Expiration Date.

        The Estimated Subscription Price is $9.02 per share. Because the Subscription Price will be determined on the Expiration Date, Rights holders who decide to acquire shares pursuant to their Basic Subscription Rights or pursuant to the Over-Subscription Privilege will not know the actual Subscription Price when they make that decision. If the actual Subscription Price is lower, excess payments will be refunded (without interest), and if the actual Subscription Price is higher, Rights holders exercising their Rights will be required to make an additional payment.

        In addition, pursuant to the Over-Subscription Privilege, if all of the Rights initially issued are not exercised by Record Date Stockholders pursuant to the Basic Subscription Rights as of the Expiration Date, any unsubscribed shares will be offered to other Record Date Stockholders who have exercised all or a portion of their Rights as well as to Rights Purchasers who wish to acquire additional Shares. These Excess Shares will be available for purchase pursuant to the Over-Subscription Privilege only to the extent that any of the shares are not subscribed for by other holders of Rights pursuant to their Basic Subscription Rights. Excess Shares will be allocated first to Record Date Stockholders who have exercised all or a portion of their Rights in accordance with their over-subscription request, pro rata based on the number of Rights exercised up to the maximum number of over-subscribed shares indicated by the subscriber on his or her subscription certificate. Any Excess Shares remaining after satisfying all over-subscription requests by such Record Date Stockholders will be allocated among Rights Purchasers who over-subscribe pro rata based on the number of Rights exercised up to the maximum number of over-subscribed shares indicated by the subscriber on his or her subscription certificate. See "The Rights Offering—Over-Subscription Privilege" in the prospectus supplement dated March 31, 2008.

        The number of Rights to which you are entitled is printed on your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Rights by completing the reverse side of your Subscription Certificate and returning the Subscription Certificate to the Subscription Agent in the envelope provided. No fractional Rights will be issued, and no fractional shares of common stock will be issued pursuant to the exercise of the Rights.

        YOUR SUBSCRIPTION CERTIFICATE AND ESTIMATED SUBSCRIPTION PRICE PAYMENT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK TIME, ON APRIL 21, 2008, THE EXPIRATION DATE. The Expiration Date may be extended by the Company to a date not later than May 5, 2008. Once a Record Date Stockholder or Rights Purchaser has exercised Basic Subscription Rights or the Over-Subscription Privilege, such exercise may not be revoked. Rights not exercised prior to the Expiration Date will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by its Subscription Agent, The Bank of New York, after 5:00 p.m., New York City time, on the Expiration Date, regardless of when the documents relating to such exercise were sent.

1.     Method of Subscription—Exercise of Rights

        To exercise Rights, complete the Subscription Certificate and send the properly completed and executed Subscription Certificate evidencing such Rights, together with payment in full of the Estimated Subscription Price for each share subscribed for pursuant to the Basic Subscription Rights and the Over-Subscription Privilege, to the Subscription Agent, on or prior to 5:00 p.m., New York time, on the Expiration Date. All payments must be made in United States dollars either (i) by certified check, bank draft, money order, or check and drawn on a bank located in the United States, or (ii) by wire transfer of same day funds to the account maintained by the Subscription Agent for this purpose at Mellon Bank, N.A., ABA No. 043-000-261, Mellon Investor Services LLC, Reorg Acct No. 011-8518, Reference: GLADSTONE, Attn: Michael Eguia (201) 680-3560 (telephone). Payments will be deemed to have been received by the Subscription Agent only upon (i) the clearance of any uncertified check, (ii) the receipt by the Subscription Agent of any certified check, bank draft or money order, or (iii) the receipt of same day funds in the Subscription Agent's account designated above.

        The Subscription Certificate and payment of the Estimated Subscription Price by money order or check must be delivered to the Subscription Agent by first class mail, by hand or by overnight courier to the following address:

If by First Class Mail:	The Bank of New York Reorganization Services P.O. Box 3301 South Hackensack, NJ 07606
If by Overnight Carrier:	The Bank of New York Reorganization Services, 27th Floor 480 Washington Boulevard Jersey City, NJ 07310
If by Hand:	The Bank of New York Reorganization Services, 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

DELIVERY OF THIS INSTRUMENT TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE VALID DELIVERY.

        Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Rights and the Over-Subscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and to the Company, in connection with the exercise of the

Over-Subscription Privilege, as to the number of Rights held on behalf of each beneficial owner as of the Expiration Date, the aggregate number of Rights (whether received as a Record Date Stockholder or purchased on the NASDAQ Global Select Market) that have been exercised, and the number of shares that are being subscribed for pursuant to the Over-Subscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting. If more Excess Shares are subscribed for pursuant to Over-Subscription Privileges than are available for sale, such shares will be allocated pro rata, first to Record Date Stockholders who have exercised all or a portion of their Rights, and then to Rights Purchasers who over-subscribe, each based on the number of Rights exercised up to the maximum number of over-subscribed shares indicated by the subscriber on his or her subscription certificate.

        If the aggregate Estimated Subscription Price paid by you is insufficient to purchase the number of shares subscribed for, or if you do not specify the number of shares to be purchased, then you will be deemed to have exercised your Basic Subscription Rights to purchase shares to the full extent of the payment tendered. If the aggregate Estimated Subscription Price paid by you exceeds the amount necessary to purchase the number of Shares under your Basic Subscription Rights (such excess being the "Subscription Excess") and you do not indicate the number of shares being exercised, then you will be deemed to have exercised the Over-Subscription Privilege to the full extent of the excess payment tendered, to purchase, to the extent available, that number of whole shares of common stock equal to the quotient obtained by dividing the Subscription Excess by the Estimated Subscription Price. Any remaining amount shall be returned to you by mail without interest or deduction as soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights offering have been effected.

        If the actual Subscription Price is lower than the Estimated Subscription Price, excess payments will be refunded (without interest) by us, and if the actual Subscription Price is higher than the Estimated Subscription Price, rights holders exercising their rights must make an additional payment.

2.     Issuance of Common Stock.

        Unless requested otherwise, stock certificates will not be issued for shares of our common stock offered in this Rights offering. Stockholders who are record owners will have the shares they acquire credited to their account with our transfer agent. Stockholders whose common stock is held by a nominee will have the shares they acquire credited to the account of such nominee holder.

        Following the Expiration Date, a DRS advice will be sent by the Subscription Agent to each Record Date Stockholder or Rights Purchaser (or, if shares are held by a nominee, on the Record Date, to such nominee) showing the number of shares acquired through the Basic Subscription Rights and the Over-Subscription Privilege together with excess payments, if any, to be refunded (without interest) by us to the stockholder. If the Subscription Price is higher than the Estimated Subscription price, a due bill will be sent by the Subscription Agent to each Record Date Stockholder or Rights Purchaser (or, if shares are held by a nominee, on the Record Date, to such nominee) showing the number of shares acquired through the Basic Subscription Rights and the Over-Subscription Privilege together with an invoice showing any additional payments required to be paid by the stockholder.

3.     Transfer of Rights.

        All Rights received by you in this Rights offering are transferable. The Rights will be listed for trading on the NASDAQ Global Select Market under the symbol "GAINR" during the course of the Rights Offering. See "The Rights Offering—Sale and Transfer of Rights" in the prospectus supplement dated March 31, 2008. In addition, the shares of our common stock issued through this Rights offering will be listed and admitted for trading on the NASDAQ Global Select Market.

4.     Execution.

  (a)
  Execution by Registered Holder.    The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

  (b)
  Execution by Person Other than Registered Holder.    If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

  (c)
  Signature Guarantees.    If you wish for the common stock underlying the Rights, a certificate representing unexercised Rights, or the proceeds of any sale of Rights, to be delivered to an address different from that shown on the face of this Subscription Certificate, your signature must be guaranteed by a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, or by a commercial bank or trust company having an office or correspondent in the United States or by a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934. A notarization is not acceptable.

5.     Method of Delivery.

        The method of delivery of Subscription Certificates and payment of the Estimated Subscription Price to the Subscription Agent will be at the election and risk of the Rights holder, but, if sent by mail, it is recommended that such certificates and payments be sent by registered mail, properly insured, with return receipt requested or via an overnight courier service with delivery confirmation, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent prior to 5:00 p.m., New York time, on the Expiration Date.

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  Exhibit 2.d.4
GLADSTONE INVESTMENT CORPORATION TRANSFERABLE RIGHTS OFFERING INSTRUCTIONS AS TO USE OF SUBSCRIPTION CERTIFICATES Please Consult the Information Agent or Your Bank or Broker, as to Any Questions